As filed with the Securities and Exchange Commission on June 19, 2000

                                 Registration No. 333-__________________

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
                              _____________

                              FORM S-8
                       REGISTRATION STATEMENT
                               UNDER
                     THE SECURITIES ACT OF 1933
                              _____________

             CENTRAL VERMONT PUBLIC SERVICE CORPORATION
      (Exact Name of Registrant as Specified in its Charter)

Vermont                                                  03-0111290
(State of Incorporation)                               (IRS Employer
                                                     Identification No.)

                            77 Grove Street
                        Rutland, Vermont 05701
                (Address of Principal Executive Offices)
                               _____________

               Central Vermont Public Service Corporation
                   Stock Option Plan for Key Employees
                        (Full Title of the Plan)
                             _____________

                           Joseph M. Kraus
            Central Vermont Public Service Corporation
                           77 Grove Street
                       Rutland, Vermont 05701
                           (802) 747-5429
     (Name, Address and Telephone Number of Agent for Service)

                               Copies to:
                         M. Douglas Dunn, Esq.
                  Milbank, Tweed, Hadley & McCloy LLP
                        1 Chase Manhattan Plaza
                       New York, New York  10005
                            (203) 530-5000
                             _____________

                    CALCULATION OF REGISTRATION FEE
                   ---------------------------------

                                     Proposed        Proposed
                                     Maximum         Maximum
Title of Securities  Amount to be    Offering Price  Aggregate         Amount of
to be Registered     Registered (1)  Per Share (2)   Offering Price    Registration Fee
---------------------------------------------------------------------------------------
Common Stock
(par value $6.00
per share)           350,000 shares  $10.8125        $3,784,375.       $999.
---------------------------------------------------------------------------------------

(1) The registration fee has been computed with respect to the maximum number of shares issuable under the plan pursuant to Rule 457(h)(1)
(2) Estimated solely to calculate the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices reported on the New York Stock Exchange on June 12,2000

     This registration statement registers 350,000 shares of Common Stock, $6.00 par value per share, of CENTRAL VERMONT PUBLIC SERVICE CORPORATION (the "Registrant") to be awarded under the Central Vermont Public Service Corporation Stock Option Plan for Key Employees (the "Plan"). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b). Those documents are not filed with the Securities and Exchange Commission (the "Commission" either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

PART II

Item 3.  Incorporation of Documents by Reference

     The following documents filed or to be filed by the Registrant with the Commission are incorporated by reference in this Registration
Statement:

     (a)   Annual Report on Form 10-K for the fiscal year ended
December 31, 1999.

     (b)  Quarterly Report on Form 10-Q for the quarter ended
March 31, 2000.

     (c) The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on September 16, 1981, including the amendment on Form 8-A dated
October 13, 1992.

     (d) All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interest of Named Experts and Counsel

     Not applicable.

Item 6.  Indemnification of Directors and Officers

     Sections 8.50 through 8.56 of the Vermont Business Corporation Act, inter alia, generally empower a Vermont corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for that person against expense (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if that person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) that person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 8.57 of the Vermont Business Corporation Act further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 8.50 through 8.56.

     Our By-laws provide that, to the extent legally permissible, we may indemnify any of our directors, officers and employees who, as a result of such position, was or is a party or is threatened to be made a party to any contemplated, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal against expenses, actually or reasonable incurred by him or her in connection with such action, suit or proceeding.

Item 7.  Exemption From Registration Claimed

     Not applicable.

Item 8.  List of Exhibits

     4.1 Articles of Association of the Registrant. (Incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992).

     4.2 By-laws of the Registrant. (Incorporated by reference to Exhibit 3.1 of the Registrant's Registration Quarterly Report on Form 10-Q for the period ended June 30, 1997).

     5      Legality opinion of Joseph M. Kraus.

     23.1   Consent of Joseph M. Kraus (included in Exhibit 5).

     23.2   Consent of Arthur Andersen LLP.

     24     Power of Attorney (included on signature page).

Item 9.  Undertakings

     We hereby undertake:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act").

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unallocated at the termination of the offering;

     4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deeded to be the initial bona fide offering thereof; and

     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Rutland, Vermont on the 19th day of June, 2000.


                     CENTRAL VERMONT PUBLIC SERVICE
                        CORPORATION


                     By:  /s/  Robert H. Young
                          Robert H. Young
                          President and Chief Executive Officer


                        POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints Joseph M. Kraus and Francis J. Boyle, or any one of them, as his or her attorney-in-fact, with full power of substitution and resubstitution to sign on his or her behalf individually and in each such capacity stated below any and all amendments and post effective amendments to this registration statement and any registration statement of Central Vermont Public Service Corporation relating to the Stock Option Plan for Key Employees filed after the date hereof under the Securities Act of 1933, as amended, as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June
19, 2000 by the following persons in the capacities indicated:

Name                          Title


/s/ Robert H. Young           President and Chief Executive Officer and
    Robert H. Young           Director

/s/ Francis J. Boyle          Senior Vice President, Chief Financial
    Francis J. Boyle          Officer and Treasurer (Principal
                              Financial Officer)

/s/ John J. Holtman           Vice President, Controller (Principal
    John J. Holtman           Accounting Officer)


/s/  Frederic H. Bertrand     Chairman of the Board and Director
     Frederic H. Bertrand

/s/  Robert L. Barnett        Director
     Robert L. Barnett

/s/  Rhonda L. Brooks         Director
     Rhonda L. Brooks

/s/  Robert G. Clarke         Director
     Robert G. Clarke

/s/  Timothy S. Cobb          Director
     Timothy S. Cobb

/s/  Luther F. Hackett        Director
     Luther F. Hackett

/s/  Patrick J. Martin        Director
     Patrick J. Martin

/s/  Mary Alice McKenzie      Director
     Mary Alice McKenzie

/s/  Janice L. Scites         Director
     Janice L. Scites

                          EXHIBIT INDEX
                          --------------

Exhibit
  No.                Document
------               -------------

4.1                  Articles of Association of the Registrant.
                     (Incorporated by reference to Exhibit
                     3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992).

4.2 By-laws of the Registrant. (Incorporated by reference to Exhibit 3.1 of the Registrant's
                     Registration Quarterly Report on Form 10-Q for the period ended June 30, 1997).

5*                   Legality opinion of Joseph M. Kraus

23.1                 Consent of Joseph M. Kraus (included in Exhibit 5)

23.2*                Consent of Arthur Andersen LLP

24                   Power of Attorney (included on signature page)


* = included herewith